Exhibit (3)-d

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
BAUSCH & LOMB INCORPORATED

Under Section 805 of the Business Corporation Law

The undersigned, being the Senior Vice President of Bausch & Lomb Incorporated, does hereby certify as follows:

     1.     The name of the corporation is Bausch & Lomb Incorporated (the "Corporation").

     2.     The Certificate of Incorporation was filed by the New York Secretary of State on March 20, 1908, under the name Bausch & Lomb Optical Company. Restated Certificates of Incorporation of the Corporation were filed with the New York Department of State on April 22, 1976 and on September 13, 1985.

     3.     The Certificate of Incorporation is amended to (i) revise Paragraph 5(A) regarding the terms of directors and to provide that all directors will be elected annually, and (ii) delete Paragraphs 5(B), 5(C) and 5(D) in their entirety.

(a)     Paragraph 5(A) is hereby amended in its entirety to read as follows:

         "5. (A)     Subject to the provisions of this Certificate relating to the rights of the holders of any class or series of stock having a preference over the Common Stock or Class B Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of the directors of the Corporation shall be not less than three nor more than twenty-five persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be determined from time to time upon the vote of a majority of the shareholders voting at a meeting or a majority of the entire Board of Directors. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. Each director, other than those who may be elected by the holders of any class or series of stock having a preference over the Common stock or Class B stock as to dividends or upon liquidation, shall be elected for a term expiring at the annual meeting of shareholders immediately following their election, or when their successor is elected and qualified. The foregoing sentence shall not, however, have the effect of limiting the elected term of any director in office prior to the 2005 annual meeting of shareholders."

(b)     To delete the following Paragraphs in their entirety:

-     Paragraph "5(B)" regarding filling newly created directorships and vacancies;
-     Paragraph "5(C)" regarding the supermajority shareholder vote required for removal of directors for cause; and
-     Paragraph "5(D)" regarding the supermajority shareholder vote required to amend, repeal or adopt Paragraph 5 of the Corporation's Restated Certificate of Incorporation or Sections 1(a) and 3 or Article II of the By-Laws of the Corporation.

     4.     This Certificate of Amendment of the Certificate of Incorporation was authorized by a majority of the Board of Directors at a meeting duly held on February 22, 2005, followed by the affirmative vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of the shareholders of the Corporation duly called and held on April 26, 2005.

IN WITNESS WHEREOF, this Certificate has been subscribed this 26th day of April, 2005 by the undersigned who affirms that the statements made herein are true under the penalties of perjury.
/s/ Robert B. Stiles Robert B. Stiles, Senior Vice, President

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF BAUSCH & LOMB INCORPORATED Under Section 805 of the Business Corporation Law

Filed by:

Nixon Peabody LLP
Clinton Square
P.O. Box 31051
Rochester, New York 14603-1051